Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 22, 2019, with respect to the consolidated financial statements of Vapotherm, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2018, which are incorporated by reference in this Registration Statement and Prospectuses. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and Prospectuses, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Boston, Massachusetts

December 20, 2019